Exhibit 10.10
SIX FLAGS ENTERTAINMENT CORPORATION
2024 OMNIBUS INCENTIVE PLAN

SHORT-TERM INCENTIVE PROGRAM AWARD AGREEMENT (2026)

    This Short-Term Incentive Program Award (the “Award”) is made pursuant to the terms and conditions of the Six Flags Entertainment Corporation 2024 Omnibus Incentive Plan (the “Plan”), including (without limitation) Section 10, the provisions of which are incorporated into this Award Agreement (the “Agreement”) by reference. This Agreement by and between the undersigned employee (the “Participant”) and Six Flags Entertainment Corporation specifies the terms and conditions of the Award. Capitalized terms used herein shall have the meanings ascribed to them in the Plan, unless indicated otherwise.

Performance Period:	January 1, 2026 – December 31, 2026

    1.    Short-Term Incentive Program Award In General. The total target value of the Award hereunder is [___________] dollars ($[__________]) (the “Target Amount”). The amount that Participant becomes eligible to receive under this Award will be determined and adjusted pursuant to the performance goals and objectives as specified on and referenced within Exhibit A (the “Performance Objectives”) and as set forth in the other sections of this Agreement. The Participant may receive up to the amount that would become payable for achieving the highest level of performance on all of the Performance Objectives under this Award.

2.     Form of Payment. If the Performance Objectives are achieved during the Performance Period, the amount that becomes payable under this Award (the “Payout Amount”), shall be payable as follows, subject to the continuous employment requirements and other provisions of Sections 3 and 4 of this Agreement:

A.50% of the Payout Amount shall be payable in a lump sum in whole unrestricted shares of Common Stock. The number of unrestricted shares of Common Stock paid to Participant pursuant to this provision shall equal the following: the Payout Amount multiplied by 0.50, divided by the closing price of the Common Stock on the New York Stock Exchange (“NYSE”) on February 26, 2027, rounded down to the nearest whole share.

B.50% of the Payout Amount shall be payable in a lump sum cash payment equal to the following: the Payout Amount multiplied by 0.50. The lump sum cash payment also will include an additional amount of cash with respect to and in lieu of any fractional shares that would result from the calculation in Section 2.A but that will not be paid in shares of Common Stock due to the rounding provision of Section 2.A.

3.    Payment Date. If the Performance Objectives set forth in Exhibit A are achieved during the Performance Period, the Payout Amount shall be paid in accordance with Section 2 herein within the first seventy-four (74) days following the end of the Performance Period (the actual date of payment is referred to herein as the “Payment Date”); provided that the Participant must be continuously in Service throughout the Performance Period and from the last day of the Performance Period through the Payment Date or will forfeit his or her entire Award, except as provided in Section 4 of this Agreement.

    4.    Employment Agreement; Waiver; Terminations of Employment.

A.The Company and Participant agree that this Award represents Participant’s “Annual Cash Incentive” for 2026 pursuant to Section [4.2(a)] [4.3(b)] of Participant’s employment agreement with the Company (the “Employment Agreement”), notwithstanding that a portion of any payout earned under this Award is to be paid in shares of Common Stock under Section 2 of this Agreement. Accordingly, Participant hereby accepts this Award as his Annual Cash Incentive for 2026 in satisfaction of Section [4.2(a)] [4.3(b)] of the Employment Agreement, agrees that a portion of any Payout Amount under this Award will be in unrestricted shares of Common Stock as specified in Section 2.B herein, and waives any right Participant otherwise may have under his Employment Agreement for his Annual Cash Incentive for 2026 otherwise to be paid solely in cash.

B.The Company and Participant agree that the full Target Amount of this Award (including the portion that would be paid in Common Stock if earned) shall be Participant’s “Target Annual Cash Incentive” for 2026 under Section [4.2(a)] [4.3(b)] of the Employment Agreement, and shall be Participant’s “[Target] [target] Annual Cash Incentive” for 2026 for purposes of any cash severance calculation under Section 6.1(b) of the Employment Agreement.

C.If Participant is terminated without Cause, or if Participant resigns for Good Reason, or if Participant dies or incurs a “separation from service,” as determined in accordance with Section 409A of the Code, due to Disability (each as defined in the Participant’s Employment Agreement), or Participant experiences a termination of employment for any other reason, the applicable provisions in Section 6 of the Participant’s Employment Agreement shall apply to this Award and shall govern and control over any conflicting provision in the Plan or this Agreement, subject to the release provisions and any other conditions or requirements specified in the Employment Agreement. For purposes of the foregoing, the Company and Participant agree that this entire Award (including any portion that would be paid in Common Stock if earned) shall be treated as an “Annual Cash Incentive” award that is governed by and subject to Sections 6.1(c) and 6.1(d) of the Employment Agreement; provided that if Participant becomes entitled to any payment with respect to this Award under Section 6.1(c) or 6.1(d) of the Employment Agreement (or other Employment Agreement provision that provides for benefits pursuant to such Section 6.1(c) or 6.1(d)), the applicable portions of such payment would be made in shares of Common Stock and cash as provided in Section 2.B herein, unless the Company in its sole discretion elects to make such payment (or any portion of it) in cash. For the avoidance of doubt, neither this award nor any portion of this Award will be considered to be an equity award under or for purposes of Section 6.1(f) [or Section 6.8] of the Employment Agreement.

5.     Clawback. The Participant acknowledges that the Participant is fully bound by, and subject to all of the terms and conditions of, the Company’s Clawback Policy, and the Participant agrees to abide by the terms of the Company’s Clawback Policy and is otherwise subject to any clawback, recovery or recoupment arrangements or policies the Company has in place from time to time. To the extent that the Committee determines that all or any portion of the Payout Amount must be cancelled, forfeited, repaid, or otherwise recovered by the Company, the Participant shall promptly take whatever action is necessary to effectuate such cancellation, forfeiture, repayment, or recovery. No recovery of all or a portion of the Payout Amount under the Clawback Policy will be an event giving rise to a right to resign for Good Reason under any agreement with the Company. In the event of any conflict between the terms of the Clawback Policy and the terms of the Plan or this Agreement, the terms of the Clawback Policy shall govern.

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    IN WITNESS WHEREOF, Six Flags Entertainment Corporation has caused this Agreement to be executed by its duly authorized officer, and the Participant has executed this Agreement in acceptance thereof.

    SIX FLAGS ENTERTAINMENT CORPORATION

Name:
Title:
Date:

    PARTICIPANT

Name:
Title:
Date: